Exhibit 2.1

FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND BETWEEN CLS HOLDINGS USA INC. AND ALTERNATIVE SOLUTIONS L.L.C.
This First Amendment to the Membership Interest Purchase Agreement (this “Amendment”) is made and entered into effective as of     16th    day of January 2018, by and between CLS HOLDINGS USA INC., a Nevada Corporation (“Buyer”), and ALTERNATIVE SOLUTIONS L.L.C., a Nevada limited liability company (“Seller”).

RECITALS

WHEREAS, Buyer and Seller entered into that certain Membership Interest Purchase Agreement dated effective as of December 4, 2017 (the “Purchase Agreement”), concerning the purchase and sale of certain membership interests and other assets owned by Seller, and being more particularly described in the Purchase Agreement.

WHEREAS, Buyer and Seller desire to amend the Purchase Agreement, pursuant to the provisions of Section 11.09 of the Purchase Agreement, as set forth herein.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Buyer and Seller hereby agree as follows:
1. Amendment to Article II of the Purchase Agreement. Article II of the Purchase Agreement is amended to provide that the date for Buyer to pay the Remaining Initial Purchase Price, pursuant to Section 2.02(b) of the Purchase Agreement, shall be extended to January 29, 2018 at 5:00 p.m. PST.

2. Continuance of Purchase Agreement; Binding Effect; Governing Law. All provisions of the Purchase Agreement, as amended hereby, shall remain in full force and effect and unchanged, except as provided herein. If any provision of this Amendment conflicts with the Purchase Agreement, the provisions of this Amendment shall control. This Amendment is binding upon and shall inure to the benefit of Buyer and Seller, and their respective successors and permitted assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.
3. Counterparts. This Amendment may be executed in any number of counterparts (including execution by facsimile or other electronic transmission) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same document. Signature pages may be detached from the counterparts and attached to a single copy of this consent to physically form one document.

///Signature Page to Follow///

First Amendment to the Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLERS:

CLS HOLDINGS USA INC.	ALTERNATIVE SOLUTIONS, L.L.C. d/b/a OASIS MEDICAL CANNABIS

By: /s/ Jeffrey I. Binder	By: /s/ Todd Swanson
Name: Jeffrey I. Binder	Name: Todd Swanson
Title: Chairman and Chief Executive Officer	Title:

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